Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-1 of Transamerica Life Insurance Company of our report dated April 11, 2024 relating to the Financial Statements – Statutory Basis and Supplementary Information of Transamerica Life Insurance Company, which appears in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, IL

February 5, 2025